EXHIBIT 11

                                 VIDEONICS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (In thousands, except per share amounts)

                                                      Quarter Ended                       Nine Months Ended
                                                      September 30,                         September 30,
                                                 ----------------------                ------------------------
                                                 1997              1996                1997                1996
                                                 ----              ----                ----                ----

Net income (loss)                               $(1,168)           $    31           $(4,801)           $   692
                                                =======            =======           =======            =======

      Weighted average number
       of common shares outstanding               5,741              5,621             5,735              5,598

      Adjustments for options calculated
       under the treasury stock method             --                  321              --                  331
                                                -------            -------           -------            -------

      Weighted average common and
       equivalent shares outstanding              5,741              5,942             5,735              5,929
                                                =======            =======           =======            =======

Net income (loss) per share (1)                 $ (0.20)           $  0.01           $ (0.84)           $  0.12
                                                =======            =======           =======            =======

(1)There is no difference between primary and fully diluted net income (loss) per share.

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